Exhibit 99.1

Mannatech, Incorporated Declares Dividend

Coppell, TX – November 11, 2004 – Mannatech, Incorporated (NASDAQ – MTEX) today announced that its Board of Directors declared a cash dividend for the quarter of $0.07 per share payable on Monday, January 10, 2005 to shareholders of record at the close of business on Wednesday, December 1, 2004. This is the third dividend declared by the Board of Directors this year. The declaration follows this week’s record sales and earnings announcement of $0.25 fully-diluted earnings per share for the third quarter; the highest in the company’s ten year history. The dividend reflects Mannatech’s growth in earnings as well as its commitment to encourage long term investment in its common stock.

Sam Caster, Chairman and CEO said, “We intend to closely examine our results each quarter of the coming year for the possibility of declaring dividends as an effective method of enhancing shareholder value. Our Board of Directors is impressed with our recent record-setting results, and we hope our shareholders are pleased as well.”

About Mannatech, Incorporated

Mannatech, based in Coppell, Texas, is a wellness solution provider that sells its products through a global network-marketing system throughout the United States and the international markets of Canada, Australia, the United Kingdom, Japan, New Zealand, and South Korea. Additional information about Mannatech can be found at its corporate website: www.mannatech.com.

Please note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “continued commitment,” “believes,” “intends,” and “the possibility,” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies or plans contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the SEC and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors all of which are difficult to predict and many of which are beyond Mannatech’s control. Although Mannatech believes that its expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions its readers to always consider the risk factors and other cautionary statements set forth in Mannatech’s latest Annual Report on Form 10-K, and other filings filed with the SEC, including its current reports on Form 8-K. All forward-looking statements contained herein speak only as of the date of this release.

Mannatech, Incorporated

Stephen Fenstermacher

972-471-6512

IR@mannatech.com